Exhibit 10.6

LEASE
AGREEMENT

JEN-DAR REALTY, LLC

LANDLORD

and

QUADRANT 4 SYSTEMS CORPORATION,
a Florida corporation,

TENANT

8A PROFESSIONAL PLAZA
1246 SOUTH RIVER ROAD
BUILDING 2, SUITES 102 & 103
CRANBURY, NEW JERSEY

Lease Dated: May __ , 2011

SUMMARY OF BASIC LEASE PROVISIONS

LANDLORD: JEN-DAR REALTY, LLC

ADDRESS OF LANDLORD:  1246 South River Road, Building 1, Cranbury, NJ 08512

TENANT:  QUADRANT 4 SYSTEMS CORPORATION

ADDRESS OF TENANT:  2850 Golf Road, Suite 30, Rolling Meadows, IL 60008

DEMISED PREMISES:  Units 102 and 103 located in the Building known as 8A Professional Plaza, Building 2, 1246 South River Road, Cranbury, New Jersey, as set forth on the Site Plan attached hereto as Exhibit "A" and the Floor Plan attached hereto as Exhibit "B".

LEASE TERM: Five (5) years.

COMMENCEMENT DATE:  The date established in accordance with Article 2(a).

BASE RENT:  $17.00 per rentable square foot for first three years, with an annual increase of $0.50 per rentable square foot for years 4 and 5.

PERMITTED USES: General office uses for IT, business consulting and related uses.

TENANT'S S.I.C. NO.:  _________   TENANT’S N.A.I.C.S. NO.: ____________

TOTAL AREA WITHIN BUILDINGS 1 & 2: 21,325 SQUARE FEET

TOTAL LEASED AREA OF DEMISED PREMISES: 3,855 SQUARE FEET (3,672 USEABLE) – subject to adjustment by mutual agreement during design of fit out.

TENANT'S PRO RATA SHARE OF COMMON AREA MAINTENANCE CHARGES: 18.08%

SECURITY DEPOSIT: Two Months: $10,922.50

RENEWAL OPTION: two (2) options of five (5) years each

LEASE

TABLE OF CONTENTS

ARTICLE
1	Demised Premises	1
2	Lease Term and Option to Extend	1
3	Use	1
4	Security Deposit	2
5	Base Rent	2
6	Base Year	3
7	Tax Rent	3
8	Common Areas and Common Area Maintenance	4
9	Additional Rent	5
10	Landlord's Standard Work	5
11	Additional Work to be Performed for Tenant	6
12	Peaceful Enjoyment	6
13	Tenant's Representations	6
	A. Payments	6
	B. Repairs and Re-Entry	6
	C. Assignment and Subletting	6
	D. Alterations, Additions, Damage & Improvements	8
	E. Legal Use, Insurance Violations and Costs.	8
	F. Laws and Regulations	8
	G. Indemnity and Insurance	8
	1. Indemnity	8
	2. Insurance	9
	H. Building Rules and Regulations	9
	I. Entry for Repairs, Inspection, Showing	9
	J. Nuisance	9
	K. Utility Charges	10
	L. Janitorial	10
	M. Tenant’s Financial Condition	10
14	Mutual Representations and Covenants	10
	A. Condemnation	10
	B. Loss or Damage	10
	C. Lien for Rent	10
	D. Abandonment	11
	E. Holding Over	11
	F. Fire or Casualty	11
	G. Attorneys Fees and Costs	12
	H. Amendment or Modification	12
	I. Transfer of Landlord's	12

	J. Default by Tenant	12
	1. Right to Re-Enter	12
	2. Right to Relet	12
	3. Notice of Default, Right to Cure	12
	4. Additional Security Deposit	12
	5. Remedies Cumulative	13
	6. Bankruptcy/Insolvency	13
	K. Waiver	13
	L. Possession	13
	M. Bankruptcy	13
	N. Assignment by Landlord	13
	O. Pronouns and Genders	13
	P. Subordination	13
	Q. Force Majeure	14
	R. Time of Essence	14
	S. Transmittal	14
	T. Mortgagee Provisions	14
15	Mechanic's Liens	14
16	Estoppel Certificates	14
17	Waiver of Jury Trial	14
18	Limits of Landlord’s Liability	15
19	Severability	15
20	Notices	15
21	Relationship of Parties	15
22	Memorandum of Lease	15
23	Confidentiality	15
24	Parking	15
25	Sign	16
26	Brokerage	16
27	Late Payments	16
28	Headings	16
29	Integration	16
30	Governing Law	16
31	No Third Party Rights	16
32	Environmental Law Compliance	17
33	Option to Lease Contiguous Space	18

EXHIBITS
"A"	Site Plan	21
"B"	Floor Plan	22
"C"	Landlord's Standard Work	23
“D”	Tenant’s Additional Work	24
"E"	Rules and Regulations	25

LEASE AGREEMENT

THIS AGREEMENT entered into this ____ day of May, 2011, between JEN-DAR REALTY, LLC, a New Jersey limited liability company, having its place of business at 1246 South River Road, Cranbury, NJ 08512, referred to as "Landlord"; and QUADRANT 4 SYSTEMS CORPORATION, a Florida corporation, with offices at 2850 Golf Road, Suite 30, Rolling Meadows, IL 60008, referred to as "Tenant".

W I T N E S S E T H:

1.   Demised Premises.  Landlord has leased to Tenant the area located in the property known as Units 102 and 103 located in the Building known as 8A Professional Plaza, Building 2, 1246 South River Road, in the Township of Cranbury, County of Middlesex, New Jersey, as designated and highlighted: (a) on the Site Plan of 8A Professional Plaza attached hereto as Exhibit "A", which consists of Building 1: 2,800 sq. feet. and Building 2: 18,525 sq. feet ("Project");  and (b) on the Floor Plan of Building 2 attached hereto as Exhibit "B", ("Demised Premises").

2.  Lease Term and Option to Extend.
A. The initial term of this Lease (the "Initial Term") shall be sixty-one (61) months plus the part of a month, if any, from the date of the commencement of the Term to the first day of the first full calendar month in the Term, commencing on the earlier of (i) the day after the date Landlord delivers written notice to Tenant that the Demised Premises are ready for occupancy and that Landlord has substantially completed Landlord’s Standard Work (as defined in Section 10 below),  (ii) the day following the issuance of any Final or Temporary Certificate of Occupancy for the Demised Premises, and (iii) the date Tenant actually takes occupancy of all or any part of the Demised Premises ( the “Commencement Date”), and ending on the last day of the calendar month which is sixty-one (61) months thereafter (the “Termination Date”), unless renewed or extended as provided herein, or sooner terminated as provided herein, on the terms and conditions as set forth herein. Each of the parties hereto agrees upon demand of the other, to execute a Commencement Agreement establishing the Commencement Date of the term as soon as it has been determined.

Base Rent shall be waived for the first full month after the Commencement Date.  The Base Rent for any partial month after the Commencement Date shall be pro rated and paid upon Tenant taking occupancy.  The desired Commencement Date is September 1, 2011, and the parties shall cooperate and work diligently to meet that desired Commencement Date.

The Lease Term is subject to adjustment based upon the actual Rent Commencement Date and unless sooner terminated as herein provided.  As used herein, Lease Term shall refer to the Initial Term and to any Option Term which is exercised by Tenant.

B.  Provided Tenant is not in default hereunder, Tenant shall have the right and option to extend this lease ("Option to Extend") for two (2) additional option periods of five (5) years each (the “Option Term") upon the same terms and conditions herein set forth except that the Base Rent shall be adjusted in accordance with Section 5 below.  To exercise its Option to Extend, Tenant must give Landlord notice in writing sent so as to be received at least six months but not more than twelve months prior to the expiration of the Initial Term or first Option Term.   Tenant's exercise of its Option to Extend shall be void and of no effect if Tenant is in default of this Lease on the date it exercises its Option to extend, or on the expiration of the Initial Term, or on the expiration of the first Option Term.  Notwithstanding anything above to the contrary, in no event shall Tenant be allowed to exercise an Option to Extend, without Landlord’s consent, when a subtenant or assignee of Tenant is in possession of the Demised Premises.

3.  Use.  Tenant shall continuously use and occupy the Demised Premises during the full term of this Lease for no other purpose than general office uses for IT and business consulting services, and related uses, which is the Permitted Use.  Any changes in same must be approved in writing by Landlord in advance, which approval may be refused by Landlord for any reason.  Tenant represents and warrants to Landlord that the Permitted Use has the Standard Industrial Classification ("S.I.C.") Numbers set forth in the Summary of Basic Lease Provisions hereof.

4.  Security Deposit.  Tenant, concurrently with the execution of this Lease, has deposited an amount equal to two months Base Rent, in the amount of  $10,922.50 with Landlord (the "Security Deposit"), the receipt of which, subject to collection, is hereby acknowledged.  Said sum shall be retained by Landlord as security for the payment by Tenant of the monies herein agreed to be paid by Tenant, and for the faithful performance by Tenant of the terms and covenants of the Lease.  In the event of any default by Tenant, Landlord, at its option, may at any time apply said sum, or any part thereof, (a) toward the payment of any or all rent or other monies payable under this Lease which are in default, or (b) so as to cure any default of Tenant; but Tenant's liability under this Lease shall thereby be discharged but only to the extent that Security Deposit covers the amount in default and Tenant shall remain liable for any amounts that such sum shall be insufficient to pay.  Landlord is not required to exhaust any or all rights and remedies available at law or equity against Tenant before resorting to the Security Deposit. Tenant's failure to restore any of the Security Deposit used by Landlord within (10) days of Landlord’s request for same shall be an act of default hereunder.  In the event this deposit shall not be utilized for any purposes herein permitted and provided Tenant is not in default at the expiration of the Lease Term or any Option Term as applicable, then such deposit shall be returned by Landlord to Tenant within thirty (30) days after the expiration of the Lease Term or Option Term, as applicable.  Landlord shall not be required to pay Tenant any interest on said Security Deposit.

5.  Base Rent.
A. Tenant hereby covenants and agrees to pay Base Rent (“Base Rent”) in advance in equal monthly installments in lawful United States currency, together with any and all sales or use taxes levied upon the use or occupancy of the Demised Premises and any Rent or other charges payable hereunder in accordance with the following schedule:

	Annual	Monthly
Rental Period	Base Rent*	Base Rent*
1st year of Term	$65,535.00	$5,461.25
2nd year of Term	$65,535.00	$5,461.25
3rd year of Term	$65,535.00	$5,461.25
4th year of Term	$67,462.50	$5,621.87
5th year of Term	$69,390.00	$5,782.50

*Base Rent shall be deemed “gross rent” for the period ending thirteen (13) months after the Commencement Date, after which Tenant may be obligated to pay Additional Rent as provided below.

Tenant shall pay to Landlord one month of Base Rent on the Commencement Date, which shall be applied by Landlord to the first Base Rent coming due under this Lease (being the second full month after the Commencement Date).  Thereafter, each payment shall be made in advance, without demand, on the first day of each and every calendar month during the Lease Term without deduction or setoffs.  If the Lease Term shall begin on other than the first day of a calendar month, then the Base Rent for such portion of the particular calendar month at the beginning of the Lease Term shall be apportioned and paid on the basis of a month of thirty days.  The Base Rent shall be paid to Landlord in legal tender of the United States of America at the address of Landlord, specified above, or at such place as Landlord may from time to time designate by notice in writing.

B.  If Tenant exercises any Option to Extend, the Base Rent for the Demised Premises during the first year of the initial Option Term, and any annual increases for the remainder of the Option Term, shall be equal to the Fair Market Value.  Fair Market Value shall mean the rents generally payable in the general area of Cranbury Township, Monroe Township and South Brunswick Township, in and around the New Jersey Turnpike Exit 8A area.   Fair Market Value shall further be based on the “as is” condition of the Demised Premises, taking into consideration all factors deemed pertinent by a qualified appraiser having an M.A.I. designation, as may be selected in accordance with the procedure outlined below.  The Fair Market Value shall be determined as follows:

 After Tenant has given written notice to the Landlord, as hereinafter provided, of its exercise of the within Option to Extend,  Landlord shall deliver to Tenant a written notice stating the Base Rent to be paid for the Demised Premises during the Option Term.  In the event that the Tenant objects to the Base Rent quoted by Landlord, the issue of Fair Market Value shall be open to negotiation between Landlord and Tenant.  In the event the parties cannot agree within thirty (30) days after Landlord's notice of the then Fair Market Value, the parties shall agree on the appointment of a real estate appraiser (the "Appraiser") having the M.A.I. designation, the cost of which shall be shared equally by Landlord and Tenant, which Appraiser shall be knowledgeable in the market rental area of Cranbury Township, Monroe Township and South Brunswick Township, in and around the New Jersey Turnpike Exit 8A, who shall make a Fair Market Value determination, which shall be binding on the parties.  However, in no event shall the Base Rent during an Option Term be less than the Base Rent in the final year of the preceding term.

C.  If Tenant exercises its Option to Extend for a second five (5) year period, the Base Rent for the Demised Premises during the second Option Term shall be determined in the same manner as set forth above.

6.  Base Year. All Taxes and Common Area Maintenance charges as defined below are included in the Base Rent through the thirteen (13) month period following the Commencement Date.  The calendar year 2011 shall be the base year (“Base Year”) for purposes of determining future increases in Taxes and Common Area Maintenance, for which Tenant shall pay its proportionate share of such increases, as provided below.

7.  Tax Rent.  The term "Taxes" shall mean the aggregate of the real estate taxes, assessments and other governmental charges and levies, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind or nature whatsoever (including without limitation assessments for public improvements or benefits and interest on unpaid installments thereof) which may be levied, assessed or imposed or become liens upon or arise out of the use, occupancy or possession of the land, buildings, leasehold improvements, betterment’s, and other permanent improvements within or to the Landlord's property from time to time.  However, if at any time during the Lease Term the methods of taxation prevailing at the commencement of the Lease Term shall be altered so that in addition to or in lieu of or as a substitute for the whole or any part of the Taxes now levied, assessed or imposed on real-estate as such there shall be levied, assessed or imposed:  (i) a tax on the rents received; or (ii) a license fee measured by the rents receivable by Landlord; or (iii) a tax or license imposed upon Landlord which is otherwise measured by or based in whole or in part upon the real-estate, then the same shall also be within the definition of the term “Taxes" above.

Landlord covenants that it will pay, when due, all Taxes, imposed on the tax lot wherein the Demised Premises are situated.  Beginning on the first day of the thirteenth (13th) month after the Commencement Date and adjusted annually thereafter, Tenant shall pay to Landlord an amount equal to Tenant's proportionate share of any increase(s) in such Taxes over the Base Year ("Tax Rent") which shall be determined by a fraction, the numerator of which shall be the Total Leased Area of the Demised Premises( 3,855 sq. ft.), and the denominator of which shall be the Total Area within the Buildings in the Project (21,325 sq. ft.), which is currently equal to 18.08%. Such amount shall be fairly and equitably prorated for any partial lease year during the Lease Term.

Tenant's Tax Rent (as the same may be subsequently increased or decreased) shall be paid to Landlord in equal monthly installments in advance on the first day of each calendar month.  If, on the first day of the anniversary date the amount of Taxes payable during the then current year shall have not been determined by the taxing authorities, then the Tax Rent then payable by Tenant shall be estimated by Landlord and be subject to immediate (i) adjustment when the amount of such Taxes for the applicable year shall be determined; and (ii) payment upon submission of a statement therefore by Landlord.

Within 60 days after the end of each anniversary date of this Lease, Landlord shall deliver a statement to Tenant of all bills for Taxes for such year and certify to Tenant the amount of Tenant's Tax Rent.  If the amount of such monthly Tax Rent payments paid by Tenant exceeds the actual amount due, the overpayment shall be credited on Tenant's next succeeding payment or, during the last year of the Lease Term, Landlord will refund such excess to Tenant within thirty (30) days following the expiration of the Lease Term, if Tenant is not in default hereunder.  If the amount of such monthly Tax Rent payments paid by Tenant were less than the actual amount due, Tenant shall pay to Landlord the difference between the amount paid and the actual amount due, within thirty (30) days after receipt of Landlord’s certification of amount due.

Tenant shall pay its proportionate share (or reimburse Landlord upon demand if the same are levied against Landlord or the Demised Premises), before delinquency, any and all taxes, assessment, license fees and public charges, of whatever kind or nature, levied or assessed during the Lease Term by any governmental authority against Tenant's business in the Demised Premises and the fixtures, furniture, appliances and any other personal property therein.

Landlord shall have the sole, absolute right, but not the obligation, to contest the validity or amount of any Taxes by appropriate proceedings, and the sole, absolute and unrestricted right to negotiate and settle any contest, proceeding or action upon whatever terms Landlord may, in its sole discretion, determine.  In the event Landlord receives any refund of such Taxes (and provided Tenant is not then in default under this Lease) Landlord shall credit such proportion of the refund (less pro rata costs, expenses and attorney's fees) as shall be allocable to the Tenant’s Tax Rent, if any, for the year to which the refund is applicable, and shall include said refund in the next annual statement concerning Tax Rent and refund to, or credit, Tenant at such time as referred to above.

In the event of any dispute under this Article, Tenant shall pay its Tax Rent in accordance with the applicable bill or statement, and such payment shall be without prejudice to Tenant's position.  If the dispute shall be determined in Tenant's favor by agreement or otherwise, Landlord shall pay to Tenant the amount of Tenant's overpayment resulting from compliance with such bill or statement.  Any such bill or statement shall be deemed binding and conclusive if Tenant fails to object to it in a detailed writing within thirty (30) days after it is mailed by Landlord.

Failure of Landlord to provide any statement called for hereunder within the period of time prescribed, will not relieve Tenant from its obligations hereunder.

8. Common Areas and Common Area Maintenance.
A.  The term "Common Areas" means the portions of the Building and/or Project as herein described which have been designated and improved for common use by or for the benefit of more than one occupant of same including, without limitation (if and to the extent facilities therefore are provided by the Landlord at the time in question): the land and facilities utilized for or as parking lots; access roads; service corridors; landscaped and grass areas; exterior lawn sprinklers, walks, stairways, ramps; exterior corridors: interior vestibules; elevator and stairs; directory equipment; storm and sanitary sewers; utility lines and the like installed at the cost of the Landlord; and the structure of Building 2 and all component and structural parts and systems of same including but not limited to the roof, mechanical systems, load bearing walls, floors and all other structural components.  Costs associated with the structure or component systems of Building 1 are excluded from Common Area Maintenance.

B.  The term "Common Area Maintenance" charges (sometimes referred to by Landlord as "CAM" charges) shall mean an amount equal to the sum of: (i) the actual cost of operating, managing, lighting, snow and ice removal from, equipping, cleaning, repairing, replacing, remodeling and otherwise maintaining the Common Areas, including, but not limited to: (1) salaries, wages, and benefits of employees directly engaged in the operation and maintenance of the Common Areas, specifically excluding any management and/or ownership level employees; (2) payroll taxes, worker's compensation, and related expenses for employees; (3) the cost of all charges for gas, if any, electricity, water, sewer, trash and garbage collection, and other utilities furnished to the Common Areas; (4) cost of painting, caulking, waterproofing, and weatherproofing, Building 2, together with the cost of repairing, replacing and restriping the parking areas; (5) the cost of all supplies (including, without limitation, cleaning supplies), tools, materials and equipment; (6) the cost of all charges for window and other cleaning and janitorial services, and security systems and services; (7) amounts incurred by Landlord and amounts charged to Landlord by contractors for labor, services, maintenance, repair and replacement of any part of Building 2 (other than portions of the Building occupied by tenants for which tenants are responsible under their leases, specifically excluding capital improvements and cost of machinery and equipment including roof replacement); (8) the cost of service contracts with independent contractors; (9) costs and expenses of lawn sprinklers and lawn and landscape maintenance and replacement of flowers, shrubbery, trees and grass; (10) all sales and other taxes, fees and other charges imposed on any item(s) included in maintenance of the Common Areas; and (11) all costs of insurance relating to the Common Areas.

The term "Common Area Maintenance" shall also include Landlord’s actual annual cost of procuring and maintaining insurance covering fire and such other risks as are from time to time included in standard extended coverage endorsements and special broad form coverages, insuring not less than ninety percent (90%) of the full insurable value of the Project, the Demised Premises Building 1 and Building 2, and improvements and betterments installed by Landlord or others within  same, in addition to rent loss insurance.  Tenant hereby acknowledges that Landlord will not insure Tenant's personal property, fixtures, equipment, furniture, machinery, decorations, stock-in-trade or other property or the contents within the Demised Premises belonging to the Tenant or others and Tenant shall be solely responsible for maintaining liability coverage and insurance on any and all of its personal property and all of the items herein set forth in this sentence.

All Common Area Maintenance charges through the twelfth (12th) month of the Lease Term  shall be included in Base Rent.  Beginning on the first day of the thirteenth (13th) month after the Commencement Date and adjusted annually thereafter, Tenant shall pay to Landlord an amount equal to Tenant's proportionate share of any increase(s) in the Common Area Maintenance charges over the Base Year, estimated and computed in the same manner as set forth above for Tax Rent. Tenant shall pay its Pro Rata Share of the increase over the Base Year of such estimated Common Area Maintenance charges in equal monthly installments coincident with payment of Base Rent.  Landlord shall make available to the Tenant within sixty (60) days of the end of each annual period during the Lease Term, a statement showing the Landlord’s actual costs of maintaining and operating the Common Areas.  If Tenant’s Pro Rata Share of the actual Common Area Maintenance charges for such one year period (or portion thereof) exceeds the estimated amount paid by Tenant, Tenant shall pay to the Landlord the balance of its Pro Rata Share of such excess within thirty (30) days after receipt of a statement of Landlord therefore. If the estimated amount so paid by Tenant exceeded the Tenant's Pro Rata Share of the actual Common Area Maintenance charges, then, the Tenant’s share of such excess shall be credited against the next succeeding payment(s) due of Tenant's estimated Pro Rata Share of Common Area Maintenance charges for the next one year period.

Failure of Landlord to provide any statement called for hereunder within the period of time prescribed, will not relieve Tenant from its obligations hereunder; except if Landlord does not supply Tenant with said statement within nine (9) months after any calendar year, then Landlord waives its right to collect any additional amount owed.

Notwithstanding anything above, if an expenditure is incurred for the benefit of less than all tenants of the Project, said expenditure shall be allocated proportionately to the benefiting parties.  In the event the Project for any year during the Lease Term was not fully occupied, then the estimated Common Area Maintenance Charges and actual Common Area Maintenance Charges for such year shall be proportionately adjusted by Landlord to reflect those costs which would have occurred had the Project been fully occupied during such year based on the average weighted occupancy during such year.

9.  Additional Rent.  Wherever the phrase "Additional Rent" is used in this Lease, it shall mean not only the additional monies to be paid to Landlord as provided for in Article 7 and 8 hereof, but also all other charges or sums due by Tenant to Landlord hereunder, including, without limitation, reasonable attorney's fees and actual court costs; reimbursement for sums advanced by Landlord, if any, on Tenant's behalf; costs of performing Additional Work to be Performed on Behalf of Tenant and interest on all monies due at the then applicable maximum legal rate. Base Rent and Additional Rent are sometimes referred to herein as “Rent”.

10.  Landlord's Standard Work.  All work to be performed within and needed in order to ready the Demised Premises for Tenant's use and occupancy is described and set forth on Exhibit "C" (other than decorations and installation of movable trade fixtures, office and other equipment) ("Landlord's Standard Work").  The described fit-out shall be in accordance with the plan prepared by Landlord’s architect, a copy of which is included as part of Exhibit “C”.  Landlord shall perform "Landlord's Standard Work" on the Demised Premises.  Landlord shall pay for the cost of Landlord’s Standard Work, including space planning and construction management.  The additional cost of any additions requested by Tenant is to be determined, which Tenant shall pay for as set forth on Exhibit D attached hereto.

It shall be conclusively established that the Demised Premises and all work to be done by Landlord under Article 10 and 11 were in satisfactory condition in all respects by and as of Tenant taking possession of the Demised Premises, except for items on Exhibit "C" and Exhibit "D" as to which Tenant shall give written notice to Landlord within ten (10) days after the commencement of the Lease Term.

Any disagreement which may arise between Landlord and Tenant with respect to either Landlord's Standard Work (Article 10) or Additional Work To Be Performed On Behalf of Tenant (Article 11) shall be resolved by a decision of the Landlord’s architect or engineer whose decision shall be made in such architects or engineers reasonable judgment, using usual and customary industry standards and the cost of whose services in respect to such disagreement shall be borne equally between Landlord and Tenant.  The decision of said architects or engineers shall be final and binding on the parties.

11.  Additional Work To Be Performed By Tenant.  See Exhibit D.

12.  Peaceful Enjoyment.  Tenant shall and may peaceably have, hold and enjoy possession of the Demised Premises subject to the other terms hereof, provided Tenant pays the monies herein required and performs all covenants and agreements herein contained.

13.  Tenant's Representations.  The Tenant hereby represents, warrants and covenants to Landlord as follows:

A.  Payments.  To pay to Landlord all rents and sums provided to be paid hereunder at the times and in the manner herein provided.

B.  Repairs and Re-Entry.  Tenant will, at Tenant's own cost and expense, make all repairs with respect to the Demised Premises during and at the expiration or termination of the Lease Term and shall be solely responsible for the condition, repairs to and replacement of, compliance with all codes and regulations and maintenance of the Demised Premises. Landlord shall maintain throughout the term of this Lease, including any extension term hereof, the H.V.A.C. system serving the Demised Premises, including without limitation periodic changing of any and all filters, changing of belts, lubricating of equipment and maintenance of operating levels of coolant in accordance with manufacturers specifications.  Tenant shall only be responsible for the cost of a routine maintenance and service contract on the H.V.A.C. system, which shall be arranged by Landlord, and which shall provide for between two (2) and four (4) service visits per year.  All maintenance and repairs of the H.V.A.C. system not covered by such service contract shall be performed by Landlord, at Landlord’s expense.

Landlord is not obligated to but may, at its sole option, make such repairs and perform such maintenance to the Demised Premises as Landlord determines to be reasonably necessary, in which event the Tenant shall repay the full cost thereof to Landlord on demand.  Prior to Landlord making such repairs, except in the event of an emergency, Landlord shall provide written notice to Tenant to make such repairs and Tenant shall have fifteen (15) days from receipt of said notice to agree to make such repairs and to contract for such repairs to be performed.  Tenant will not commit or allow any waste or damage to be committed on any portion of the Demised Premises, and shall, at the termination of this Lease, by lapse of time or otherwise, deliver up the Demised Premises to Landlord in as good condition as at date of possession of Tenant, ordinary wear and tear excepted.  Upon such expiration or termination of the Lease Term or abandonment of possession by Tenant, Landlord shall have the right to re-enter and resume possession of the Demised Premises without any further notice or liability to Tenant.

C.  Assignment & Subletting.

   1.  Subletting, etc.  Tenant shall not:  (i) sublet the Demised Premises in whole or in part, (ii) sell or encumber this Lease or any interest therein,  (iii) use or permit the Demised Premises to be used for any purpose other than the Permitted Use, and (iv) except in the case of an assignment permitted pursuant to Section 13.C.2 of this Article, permit the use or occupancy of the Demised Premises or any part thereof by anyone other than the Tenant named in this Lease who has executed same.  Tenant shall not sublet the Demised Premises in whole or in part, without Landlord’s written consent, which consent may not be unreasonably withheld.   In the event that Landlord, in its reasonable discretion, permits Tenant to sublease the Demised Premises, such subletting shall be subject to the provisions of Subsections 13.C.3 through 13.C.6. below.  Following a sublease, neither the Tenant nor any sublessee shall have any rights to exercise any Option to Extend, unless Landlord consents.

   2.  Assignment.  Tenant shall not assign this Lease nor permit the same to be assigned by operation of law without the prior written consent of the Landlord which consent may not be unreasonably withheld.  Notwithstanding anything above to the contrary, the length of any assignment shall be limited to the expiration of the then current term at date of execution of said assignment. Following an assignment, neither Tenant nor any assignee shall have any right to exercise any Option to Extend.

In furtherance of the provisions of this Section 13.C., the selling or other transfer of the corporate stock of any corporate Tenant (other than a corporation whose outstanding voting shares are listed on a nationally recognized security exchange), or the selling or other transfer of more than a 50% percent partnership or membership interest in the Tenant, as applicable, shall be a prohibited assignment for purposes of this Lease. If Tenant is a partnership, joint venture or other incorporated business form, a transfer of the interest of more than one person, or firms or entities responsible for  managerial control of Tenant by sale, assignment, bequest, inheritance, operation of law or other disposition, so as to result in a change in the present control of said entity and/or a change in the identity of the persons responsible for the general credit obligations of said entity shall constitute an assignment for all purposes of this Lease.  If Tenant is a corporation (except a corporation whose outstanding voting shares are listed on a recognized security exchange) and if the person or persons who own a majority of its voting shares as of the date of this Lease cease to own a majority of such shares at any time hereafter, except as a result of transfers by gift, bequest, or inheritance by or among immediate family members, such change of ownership shall constitute an assignment of this Lease.

   3.  Landlord’s Consent.  In the event Tenant proposes to assign this Lease or enter into a sublease, Tenant shall request Landlord's consent by notice given not less than sixty (60) days prior to the intended effective date of the proposed assignment or sublease.  Tenant's notice shall include the proposed assignee's or sublessee’s name and address, current financial statement and business resume, including other business locations, other landlords, trade and bank references and other information as reasonably requested by Landlord.

Consent withheld by Landlord for any of the following reasons shall be deemed conclusively to be consent reasonably withheld:  (i) the proposed assignee or sublessee is not financially qualified or is an otherwise unsatisfactory credit risk, or is not sufficiently experienced, (ii) the proposed assignment or sublease would result in the creation of more than one office, or in a change of the Permitted Use, or (iii) the proposed assignment or sublease would adversely, in Landlord’s opinion, affect the overall character or quality of the Building in which the Demised Premises are located,  (iv)  the proposed assignment or sublease would increase the parking requirements of the Building beyond the existing capacity of the Project; (v)  the proposed assignee or subtenant does not have a good reputation as a tenant of property; (vii) or the assignment or subletting would entail any alterations which would lessen the value of the leasehold improvements in the Demised Premises;  (viii) the proposed assignee or sublessee or use of the Demised Premises by the proposed assignee would come within the provisions of the Spill Compensation and Control Act, or any other Environmental Law, or (ix)  the proposed assignee or sublessee is an existing tenant in the Project.  If it is determined that Landlord is not entitled to withhold any consent or approval under this Section 13.C. in its sole discretion and Tenant claims that Landlord has been unreasonable in withholding or delaying consent or unreasonable in its request for information as to a proposal to assign or enter into a sublease, Tenant’s remedy shall be restricted to a declaratory judgment and an injunction for the relief sought, and shall exclude money damages.

   4.  Additional Conditions.  In addition to requiring Landlord's consent as aforesaid, any assignment or sublease of this Lease shall be subject to the following:

      (i)  each assignee shall assume the obligations of this Lease by executing, acknowledging and delivering to Landlord, prior to the effective date of the assignment, an agreement in form and substance satisfactory to Landlord wherein the assignee assumes the obligations of Tenant under this Lease and wherein the assignor remains jointly and severally liable therefore; and

     (ii)  There has been no default hereunder on Tenant’s part still existing and uncured as of the effective date of the assignment or sublease.

    (iii) In the event that Landlord consents to a sublease or assignment, Tenant shall pay to Landlord, as and when received, all of any base rent increase above the Base Rent paid by the subtenant or assignee beyond the Base Rent required under this lease.

     (iv)  All costs and expenses, including attorney's fees (except the cost of time expended by in-house counsel) incurred by Landlord and Landlord's agent in connection with any proposed assignment or sublease, shall be paid by Tenant as Additional Rent.

     (v)  No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease, and in the event of any such assignment or subletting, Tenant shall nevertheless remain liable for the performance of all of the terms, conditions and covenants of this Lease.  Any assignment or subletting which conflicts with the provisions hereof shall be void. Tenant shall be solely liable for any commission or other compensation due in connection with such assignment or sublease

  5.  Bankruptcy.  Neither Tenant nor any successor in interest nor a trustee in bankruptcy shall have the right to assign this Lease, nor to sublet the whole or any part of the Demised Premises after the adjudication of Tenant as a bankrupt or in any liquidation proceedings as distinguished from an arrangement or reorganization proceeding pursuant to federal or state statutes.  Notice of this provision shall be contained in any "short form" of Lease prepared pursuant to this Lease.

 D.  Alterations, Additions, Damage and Improvements.  Tenant will not make or allow to be made any alterations, additions or improvements in or to the Demised Premises without the prior written consent of Landlord, except as stated in Exhibit D herein.  Any and all such alterations, additions or improvements when made to the Demised Premises by the Tenant shall be at the Tenant's cost and expense, and must comply with the provisions set forth in Exhibit "E" attached hereto and made a part hereof. Landlord reserves the right to undertake the construction of same but at Tenant's expense.  Any and all such alterations, additions or improvements, except removable fixtures and furniture of the Tenant, shall at once become property of the Landlord and shall be surrendered to the Landlord upon the termination in any manner of this Lease or, at the option of the Landlord, the improvements, alterations or additions are to be removed and the Demised Premises restored to its original condition  (upon Tenant’s written request, Landlord will advise Tenant whether it will require such improvements, alterations or additions to be removed and the Demised Premises restored).  Notwithstanding the foregoing, Tenant shall not perform any repairs, alterations, modification or maintenance of any type to the Common Areas or any structural components of the Building, the Demised Premises or the Project.  If any of the Common Areas or any of said structural components are damaged by acts or due to the negligence of the Tenant, its officers, employees, invitees or guests, Landlord shall repair same and charge Tenant for the reasonable costs of repair as Additional Rent.   Notwithstanding anything in this Lease to the contrary, no penetrations to, or other work which may affect, the roof of the Building shall be performed by anyone other than a contractor selected by, or approved by Landlord (which approval may be withheld in Landlord’s sole discretion).

E.  Legal Use, Insurance Violations and Costs.  Tenant will not occupy or use, or permit any portion of the Demised Premises to be occupied or used for any business or purpose which is unlawful in part or in whole or deemed by Landlord to be disreputable in any manner, or extra hazardous, or permit anything to be done which will in any way increase the rate of insurance on the Project or the Building and/or its contents. Upon demand Tenant agrees to pay any increase to Landlord in insurance premiums on the Project or Building caused by Tenant's acts or conduct of business at the Demised Premises and Project.

F.  Laws and Regulations.  Tenant will keep and maintain the Demised Premises in a clean and healthful condition and comply with all laws, ordinances, orders, rules and regulations (State, Federal, Municipal, and other agencies or bodies having any jurisdiction thereof) which apply to the Project and rules, orders, and regulations of the Underwriters Association for the prevention of fires, with reference to use, conditions or occupancy of the Demised Premises.

G.  Indemnity and Insurance.

 1.  Indemnity.  The term "Claims" means all claims, suits, proceeding, actions, causes of action, responsibility, liability, demands, fines, judgments and executions of any kind and reasonable legal fees and all costs related thereto.  Tenant hereby indemnifies and agrees to save harmless Landlord and any Mortgagee of Landlord regarding the Demised Premises from and against any and all Claims, which either: (i) arise from the possession, use, occupation, management, repair, maintenance or control of and accidents occurring on the Demised Premises, or any portion thereof; (ii) arise from any act or omission of Tenant or Tenant's agents, contractors, employees, officers, invitees, or visitors; (iii) result from any Default, breach, violation or non-performance of this Lease or any provision hereof to be performed in whole or in part by Tenant; or (iv) result in injury to person or property or loss of life sustained in or about the Demised Premises. Tenant shall notify Landlord upon receiving any knowledge or notice of any Claim and shall defend, with counsel reasonably satisfactory to Landlord and its mortgagee, any Claim proceeding which may be brought against Landlord or any mortgagee of Landlord with respect to the foregoing or in which they may be impleaded.  With respect to the foregoing, Tenant shall pay, satisfy and discharge any judgments, orders and decrees which may be recovered against Landlord or any mortgagee of Landlord.  Landlord shall not be liable to Tenant or Tenant’s agents, employees, officers, invitees or visitors for any damage to persons or property due to condition, design, or defect in the Demised Premises, Building or Project or its mechanical systems or elsewhere in the Demised Premises, Building or Project which may now exist or hereafter occur, including acts of negligence of co-Tenants or others.  Tenant assumes all risks of damage to persons or property.

 2.  Insurance.

  (A)    Comprehensive General Liability Insurance. Tenant shall maintain and supply certificates of comprehensive general liability insurance coverage in a combined single limit policy for bodily injury, death and property damage in the amount of one million ($1,000,000) dollars per incident, three million ($3,000,000) dollars in the aggregate, per year.

  (B)     All-Risk Casualty Insurance.   Tenant shall maintain and supply certificates of All Risk Casualty Insurance, with the usual extended coverage endorsement and endorsement for vandalism, malicious mischief, and such other extended coverage endorsements covering all of Tenant's property in the Demised Premises including but not limited to stock, trade fixtures, furniture, furnishings, floor covering and equipment and signs and all other property, installations, betterment’s, alterations, additions and improvements made by Tenant in, on or about the Demised Premises.  Said insurance shall be in an amount of not less than one hundred percent (100%) of the full insurable value of the items set forth above.

  (C)     Other Insurance.   Tenant shall provide and keep in force other insurance in amounts that may from time to time be required by Landlord against other insurable hazards as are commonly insured against for the type of business activity that Tenant will conduct.

All insurance required of Tenant hereunder shall be in form and from carriers licensed by in the State of New Jersey satisfactory to Landlord. Tenant hereby waives any cause of action it might have against the Landlord on account of any loss or damage that is insured against under any insurance policy (to the extent that such loss or damage is recoverable under such insurance policy) that covers the Building, the Demised Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements or business and which names Tenant as a party insured.  Tenant agrees that each policy shall contain an express waiver of the carrier's rights of recovery by subrogation or otherwise against the Landlord, Landlord's agents and employees, mortgagees and ground Landlords, if any; and shall provide that it shall not be subject to cancellation, termination or material change except after at least thirty (30) day prior written notice to Landlord from the insurance carrier.  All insurance required of Tenant shall name Landlord and the Tenant as the insureds as their interests may appear and shall include the holder of any mortgage on the fee or any underlying or overriding leasehold under a standard mortgagee clause.  Tenant's insurance shall be deemed to be primary and Landlord's coverage shall be deemed to be secondary to it.  Tenant shall furnish Landlord with a manually countersigned certificate or original signed policy for each type of insurance required hereunder no less than ten (10) days before Tenant takes possession of the Demised Premises and annually thereafter.   If by any reason of changed economic conditions or otherwise, the insurance amounts required or referred to in this Lease become inadequate in Landlord's sole determination, Tenant shall promptly increase the amounts of such insurance upon Landlord's written request.

  H.  Building Rules and Regulations.  Tenant and Tenant's agents, employees, invitees and visitors will comply fully with all Rules and Regulations of the Building. The current Rules and Regulations are attached hereto as Exhibit "E”, and are made a part hereof as though fully set out herein.   Landlord shall at all times have the right to reasonably change such Rules and Regulations or to amend them in any reasonable manner as may be deemed advisable by Landlord for the safety, welfare, order, care and cleanliness of the Project, Building and the Demised Premises.  All changes and amendments will be sent in writing by Landlord to Tenant, shall be effective upon being deposited in the U.S. mail or hand delivered to the Demised Premises by Landlord, and will thereafter carried out and observed by Tenant.

  I.  Entry for Repairs, Inspection and Showing.  Tenant will permit Landlord, its employees, officers, agents, contractors or representatives the right to enter into and upon any and all parts of the Demised Premises, at any time upon prior 48 hour oral notice, except in the event of an emergency, to inspect, clean, repair, alter or make additions as Landlord may deem necessary or desirable, and Tenant shall not be entitled to any abatement or reduction of rent by reason thereof or disruption to Tenant's business caused thereby.  Landlord shall have the right beginning one hundred eighty (180) days prior to the expiration date of the Lease Term or any Option Term, as applicable, upon prior 48 hour oral notice to enter the Demised Premises for the purpose of showing the Demised Premises to prospective Tenants.  Landlord shall, at all times, upon prior 48 hour oral notice, have the right to enter the Demised Premises for the purpose of showing same to any prospective purchaser of the Project or any part thereof.

  J.  Nuisance.  Tenant will conduct its business, and control its agents, employees, invitees and visitors at the Project in such a manner as not to create any nuisance, or interfere with, annoy, or disturb any other Tenant or Landlord in its management of the Project and Building.

  K.  Utility Charges.  Landlord shall pay all charges incurred for the installation of gas and electric utility services at the Demised Premises whether separately metered to the Demised Premises or not.  It is Landlord’s intention that each tenant’s space shall be separately metered. Building 2 is serviced by Verizon and Comcast for voice and data.  The choice and installation of such service to the Demised Premises shall be at Tenant’s option and cost.  Tenant, shall pay all charges for the use of utility services at the Demised Premises including, without limitation; the cost of gas, electricity, water, sewer, telephone and waste disposal (except for use of the common dumpster for waste and recyclables provided by Landlord).  No electric current or gas lines shall be used except those which are approved by Landlord, nor shall electric or other wires be brought to additional outlets or electrical fixtures installed within the Demised Premises except upon the written consent and approval of the Landlord.  Tenant will not overload any of the circuits within the Demised Premises and shall have no right to use any electric current outside the Demised Premises.   Tenant shall be responsible for complying with any applicable governmental or Landlord's regulations pertaining to recycling of garbage or waste from the Demised Premises.  For any items which are not separately metered, Tenant shall be charged its pro rata share of such utility charge which currently equals 18.08%.

  L.  Janitorial.  The Tenant will not obstruct the walkways or other Common Areas and will not place refuse outside the Demised Premises except in areas and receptacles designated by the Landlord for same.  Tenant, at its expense, will keep the interior of the Demised Premises clean and orderly and, if necessary, hire janitorial services to this end.  However, Landlord shall have the right (in order to insure uniform cleaning, preservation of the Building and systematic and orderly refuse disposal) at its option to provide janitorial service to the Tenant for a reasonable fee to be paid by Tenant as Additional Rent and the alternative right to hire janitorial services for the Project and include same in the Common Area Maintenance charge calculation.

  M.   Tenant’s Financial Condition.  Within thirty (30) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as are reasonably required by Landlord to verify the net worth of Tenant, or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by such lender to facilitate the financing or refinancing of the Demised Premises, Building or Project. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth herein

14.  Mutual Representations and Covenants.  The Landlord and Tenant hereby mutually represent, warrant and covenant as follows:

  A.  Condemnation.  In the event the whole or any part of the Building other than a part which does not interfere with the maintenance or operation thereof is taken or condemned for any public or quasi-public use or purpose, or a conveyance is made in lieu of such a taking, the Landlord may at its option terminate this Lease from the time title to or right of possession shall vest in or be taken for such public or quasi-public use or purpose.  Landlord shall be entitled to any and all income, rent, awards or any interest thereon and compensation for any taking or conveyance, whether for the whole or a part of the Building, the Demised Premises or otherwise.  Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all such claims, awards and compensation, excluding any award Tenant shall be entitled to claim, prove and receive in the condemnation proceeding for its relocation or trade fixtures but only if such award or compensation shall be made by the condemning authority in addition to, and shall not result in a reduction of, the award and compensation paid by it to Landlord. Notwithstanding anything contained herein, Landlord shall provide written notice of any proposed taking of all or any portion of the Project to the Tenant within five (5) business days of receipt of such notice by Landlord.

  B.  Loss or Damage.  Landlord shall not be liable or responsible for any loss or damage to any property or person occasioned by: (i) theft, fire, water, act of God, public enemy, injunction, riot, strike, insurrection, terrorism, war, court order, requisition or order of governmental body or authority, lack of services to Tenant hereunder; or (ii) any other matter beyond the control of Landlord; or (iii) for any damage or inconvenience to Tenant which may arise through repair, modification or alteration of or to any part of the Project, Building, or the Demised Premises, or their equipment or mechanical systems; or (iv) failure to make any such repairs; or (v) from any cause whatever unless caused solely by Landlord's gross negligence.

  C.  Lien for Rent.  In consideration of the mutual benefits arising under this Lease, Tenant does hereby pledge and assign unto Landlord all property of Tenant now or hereafter placed in or upon the Demised Premises (except such part of any property or merchandise as maybe exchanged, replaced or sold from time to time in Tenant's ordinary course of operations or trade).  Such property is hereby subjected to a lien in favor of Landlord and shall be and remain subject to such lien of Landlord for payment of all Base Rent, Tax Rent, Common Area Maintenance charges, Additional Rent and all other sums agreed to be paid by Tenant herein.  Said lien shall be in addition to and shall supplement any of the Landlord's liens provided by law.  At the time of execution of this Lease or thereafter upon request, Tenant will execute a UCC-Financing Statement in recordable form and Landlord may record same.

  D.  Abandonment.  If the Tenant shall abandon or vacate the Demised Premises before the expiration of the term of this Lease, or shall suffer the Base Rent or other monies to be paid Landlord to be in arrears, the Landlord may, at its option, forthwith but upon written notification to Tenant, cancel this Lease.  In which event Landlord may enter the Demised Premises as the agent of the Tenant, by force or otherwise, without being liable in any way therefore, and relet all or any part of the Demised Premises with or without any of Tenant’s fixtures, furniture, or other personality that may be therein, all as the agent of the Tenant and all pursuant to Section 14.J. hereof.

  E.  Holding Over. Tenant shall pay Landlord for each day Tenant retains possession of the Demised Premises or part of them after termination of this Lease by lapse of time or otherwise at the rate (“Holdover Rate”) which shall be 200% of the amount of the Base Rent for the last period prior to the date of such termination plus all Additional Rent, prorated on a daily basis, and also pay all damages sustained by Landlord by reason of such retention.  If Landlord gives notice to Tenant of Landlord’s election to that effect, such holding over shall constitute renewal of this Lease for a period from month to month at the Holdover Rate, but if the Landlord does not so elect, no such renewal shall result notwithstanding acceptance by Landlord of any sums due hereunder after such termination; and instead, a tenancy at sufferance at the Holdover Rate shall be deemed to have been created.  In any event, no provision of this Section 14.E. shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law.

  F.  Fire or Casualty.

a.  Except as otherwise provided below, if the Demised Premises should be partially damaged by fire or other casualty, Tenant shall give immediate written notice thereof to Landlord and Landlord shall at its expense repair the Demised Premises to substantially the condition in which it existed prior to such damage.  Rent shall abate in proportion to the portion of the Demised Premises not usable by Tenant.  If the Demised Premises are damaged, whether such damage be partial or total, as a result of the wrongful or negligent act of Tenant or other person on the Demised Premises with Tenant’s consent, there shall be no abatement of rent.  Landlord shall not be liable to Tenant for any delay in restoring the Demised Premises, Tenant’s sole remedy being the right to an abatement, as above provided.  If the Demised Premises are rendered wholly untenantable by fire or other casualty, and if Landlord shall decide not to restore the Demised Premises, or if the Building shall be so damaged that Landlord shall decide to demolish it or not to rebuild (whether or not the Demised Premises have been damaged), Landlord may within ninety (90) days after such fire or other cause give written notice to Tenant of such decision, and the term of this Lease shall automatically expire on the third day after such notice is given.  In the event Landlord elects to rebuild, this Lease shall not terminate and Landlord shall at its sole cost and expense thereupon proceed with reasonable diligence to rebuild and repair the Building to substantially the condition in which it existed prior to such damage. Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Demised Premises by Tenant, it being understood that Landlord shall have no responsibility to repair, rebuild or replace, at Landlord's expense, Tenant's interior partition work.  During the period in which the Demised Premises are wholly untenantable, through no fault of Tenant, the rent payable hereunder shall abate effective as of the date of the occurrence of such damage.  In the event Landlord should fail to complete such repairs and rebuilding within one hundred eighty (180) days after the date of the fire or other casualty , Tenant may thereafter give Landlord notice of its intention to terminate this Lease by delivering written notice of termination to Landlord, and if Landlord fails to substantially complete such repairs and rebuilding within 30 days after receipt of such notice, all rights and obligations hereunder shall cease and terminate as Tenant's sole and exclusive remedy; provided, however, that if construction is delayed because of changes, deletions, or additions in construction requested by Tenant, strikes, lockouts, casualties, acts of God, war, material or labor shortages, governmental regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the time Landlord is so delayed.

   b.  In the event Landlord is obligated to repair or elects to rebuild, Tenant shall, upon notice from Landlord, forthwith remove, at its sole cost and expense, such portion or all of Tenant's shelves, bins, machinery and other trade fixtures and all other property belonging to Tenant from such portion or all of the Demised Premises as Landlord shall request and Tenant hereby indemnifies and holds harmless the property, Landlord, Landlord’s agents and employees from any loss, liability, claims, suits, costs, expenses, including attorney's fees and damages, both real and alleged, arising out of any damage or injury as a result of the failure to properly secure the Demised Premises prior to such removal and/or as a result of such removal.

   c.  Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Demised Premises or the Building requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon all rights and obligations hereunder shall cease and terminate.

  G.  Attorney Fees and Costs.  In the event of any litigation between the parties, or if the Landlord in its sole discretion determines to utilize the services of any of its attorneys (including in-house counsel) for any purpose related to an actual or alleged default of Tenant under this Lease, the Tenant upon demand shall pay the Landlord’s reasonable attorney's fees and court and other collection and litigation costs.

  H.  Amendment or Modification to this Lease.  This Agreement may not be altered, changed, or amended, except by an instrument in writing, signed by both parties hereto.

  I.  Transfer of Landlord's Rights.  Landlord shall have the right to transfer and assign in whole or in part, its rights and obligations hereunder. Such transfers or assignments may be made by Landlord in anyway, and howsoever made, are to be recognized by Tenant.  Tenant agrees to execute such documents reasonably required by Landlord or any transferee or assignee of Landlord's rights, including documents evidencing attornment of this Lease to such transferee or assignee.  Upon transferring Tenant’s security deposit to Landlord's transferee or assignee, Landlord shall have no further liability to Tenant thereafter and Tenant shall look only to Landlord’s transferee or assignee for the return of Tenant's security deposit and performance of all of the Landlord's obligations and duties herein set forth.

  J.  Default by Tenant.  Default on the part of Tenant in paying the Base Rent or other monies due Landlord or any installment thereof, or default on Tenant's part in keeping or performing any other term, covenant or condition of this Lease, shall constitute authorization to the Landlord, at its option at any time after such default to declare this Lease terminated, and upon the occurrence of any one or more of such acts of default, Landlord immediately, or at any time thereafter, may at Landlord’s option:

   1.  Right to Re-Enter.  Re-enter the Demised Premises and remove all persons and property therefrom by appropriate legal process or otherwise, and without prejudice to any of its other legal rights.  All claims for damages by Tenant or others claiming under Tenant by reason of such re-entry are expressly waived, as also are all claims for damages by reason of any distress warrants or proceedings by way of sequestration which Landlord may employ to recover monies due it, or possession of said premises.

   2.  Right to Relet.  Relet the Demised Premises or any part or parts thereof, either as agent for Tenant or otherwise, and receive the rents therefore and apply same, (i) to the payment of such expenses, reasonable attorney fees and costs, as Landlord may have incurred in re-entering and making such repairs and alterations as may be necessary in order to relet the Demised Premises, and (ii) to the payment of monies due from Tenant hereunder.  The Tenant shall remain liable for such monies as may be in arrears and any additional monies as may accrue subsequent to the re-entry by Landlord, to the extent of the difference between the monies reserved hereunder to Landlord, and the monies, if any, received by Landlord during the remainder of the unexpired term of this Lease, after deducting the aforementioned expenses, fees and costs.  If payment of the full monies herein provided shall not be realized by Landlord over and above the expenses to Landlord in such reletting, including but not limited to, the cost of renovating, altering and decorating for the new occupant, the Tenant shall pay any deficiency to Landlord and Landlord may sue Tenant for monies due as provided herein.

   3.  Notice of Default, Right to Cure.  Landlord shall not have the right to declare this Lease terminated by reason of Tenant’s default unless it gives Tenant fifteen (15) days written notice of any default not pertaining to a payment provision, and Tenant fails to fully cures all defaults in said fifteen (15) day period.  However, no notice shall be necessary in the case of a default in payment of any Base Rent or Additional Rent or other payment required hereunder for more than fifteen (15) days after the due date.  In the event of a default hereunder entitling the Landlord to terminate this Lease, Tenant shall remain liable to Landlord for the Base Rent, Tax Rent and CAM, as such amounts become due and payable for the unexpired term of this Lease.   Landlord agrees that it take reasonable steps to mitigate Tenant's damages.

   4.  Additional Security Deposit.  If Tenant shall fail to pay Base Rent when due, for two (2) consecutive months, or three (3) or more times in any period of six (6) consecutive months, or if Tenant fails to pay Additional Rent when due three (3) or more times in any 12 month period, or, if Tenant is in default under this Lease more than two (2) times within any twelve (12) month period, irrespective of whether or not such default is cured, Landlord may in addition to all other remedies; (1) declare all Rent reserved under this Lease for the next six (6) months to be immediately due and payable, or (2) require an additional Security Deposit of not more than six (6) months Base Rent.

   5.  Remedies Cumulative.  All the rights and remedies given Landlord in this Lease and all other rights and remedies allowed at law or equity are reserved and conferred upon the Landlord as distinct, separate, and cumulative remedies, and no one of them, whether exercised by the Landlord or not, shall be deemed to be in exclusion of any of the others.

   6.  Bankruptcy/Insolvency.   Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in proceedings for the termination of this Lease by reason of bankruptcy or insolvency, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which , the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

  K.  Waiver.  Failure of Landlord to declare any default immediately upon occurrence thereof or delay in taking any action in connection therewith shall not constitute any waiver of such default, but Landlord shall have the right to declare any such default at any time and take such action as authorized hereunder or as might be lawful either in law or in equity.  Acceptance by Landlord of any full or partial payment of monies due, or any check in tender of payment due shall not be deemed an accord and satisfaction regarding any dispute between the parties.

  L.  Possession.  If for any reason, the Demised Premises shall not be ready for occupancy by Tenant at the time of commencement of the Lease Term (which for purposes hereof is defined as Landlord's failure to substantially complete the work required of Landlord as per Articles 10 and 11 hereof), this Lease shall not be affected thereby, nor shall Tenant have any claim against Landlord by reason thereof; however, no monies shall be payable by Tenant to Landlord under this Lease for the period of time during which the Demised Premises are not ready for occupancy (as defined above) and all claims against Landlord for damages arising out of such delay are waived and released by Tenant.

  M.  Bankruptcy.  If Chapter 11 or any other voluntary bankruptcy proceedings are instituted by Tenant, or if involuntary proceedings are instituted by anyone else to adjudge Tenant a bankrupt or to have a fiduciary appointed over the assets of Tenant, or if Tenant makes an assignment for the benefit of Tenant's creditors, or if execution is issued against it, or if the interest of Tenant in this Lease passes by operation of law to any person other than Tenant; this Lease may, at the option of Landlord, be terminated by notice to Tenant.

  N.  Assignment by Landlord.  This Lease shall also inure to the benefit of the successors and assigns of Landlord; and with the prior written consent of Landlord (which may be refused for any reason), but not otherwise, to the benefit of the heirs, executors, and or administrators, successors and assigns of Tenant as applicable.

  O.  Pronouns and Genders.  When this Lease is executed by more than one person it shall be construed as though the word Tenant incorporated all such persons;  whenever the contents of any provision shall require it, the singular number shall be deemed to include the plural number and pronouns of the masculine gender, whenever used herein shall include persons of female sex, and corporations and associations of every kind and character.

  P.  Subordination.  This Lease is hereby made expressly subject and subordinate at all times to any and all mortgages, deeds of trust and ground or underlying leases affecting the Demised Premises which have been executed and delivered, or which may at any time hereafter be executed and delivered, and any and all advances made or to be made under said mortgages, deeds of trust, ground or underlying leases.  Within five (5) days of request by Landlord, Tenant agrees to execute any instrument or instruments which the Landlord may deem reasonably necessary or desirable to evidence or to give effect to the subordination of this Lease to any or all such mortgages, deeds of trust, ground or underlying leases.  In the event the Tenant shall refuse after reasonable notice to execute such instrument or instruments, Landlord, in addition to any other remedies available to it, may execute and acknowledge and deliver such instrument, as attorney-in-fact of the Tenant and in the Tenant's name and place, and for such purpose the Tenant does hereby irrevocably appoint the Landlord, its successors or assigns as its attorney-in-fact.  Said appointment shall further remain unaffected by any incompetency or disability of any individual Tenant.

  Q.  Force Majeure.  Except as to monies to be paid to Landlord pursuant hereto, the time for performance by Landlord or Tenant of any term, provision or covenant of this Lease Agreement shall be deemed extended by the amount of any time lost due to delays resulting from acts of God, strikes, unavailability of building materials, civil riots, floods, material or labor restrictions or shortages, by governmental authority, moratoria of any type and any other cause not within the control of Landlord which affects construction of the Project, Demised Premises or the Commencement of the Lease Term.

  R.  Time of Essence.  It is understood and agreed between the parties hereto that time is of the essence of this Lease and this applies to all terms and conditions contained herein except that the Rent Commencement Date may vary due to circumstances involving approvals, etc. and except as set forth in Article 14.Q. hereof.

  S. Transmittal.  This Lease is transmitted for examination only and does not constitute an offer to Lease.  The Lease shall become effective only upon execution and unconditional delivery of same by Landlord and Tenant.  In the event the Tenant has not executed and returned to Landlord two (2) duplicate originals of this Lease Agreement prior to 5:00 p.m. on the fifth business day subsequent to the date of the cover letter transmitting this document or date of delivery of same to Tenant, then in that event this document shall be considered void and of no further force or effect.

  T. Mortgagee Provisions.  In the event that this Lease continues in effect following a foreclosure, Tenant agrees that:  (i) Tenant shall not be credited as against the foreclosure purchaser with any rent allocable to the period after such foreclosure sale and paid more than sixty days in advance of its due date, except in the event of additional rent required to be paid pursuant to Section 14 (J) (4) of this Lease in which event such Rent paid in advance shall be the amount of Rent credited to Tenant against a foreclosure purchaser and (ii) neither mortgagee nor any other successor to Landlord shall ever be liable or responsible:  (a) for any breach of a covenant  contained in this Lease that occurred before such party acquired its interest in the property, or (b) for any continuing breach thereof, except to the extent such breach continues after acquisition and mortgagee or its successor, as applicable, has received at least thirty days prior written notice thereof and the right to cure, or (c) for any security deposits held by Landlord which have not been actually received by mortgagee or its successor.  Tenant agrees that, prior to exercising any rights or remedies Tenant may have under this Lease by reason of such default, Tenant shall give mortgagee written notice of any default by Landlord under this Lease and an opportunity to cure such default within thirty days after receipt of such notice or, if such cure requires more than thirty days, within a reasonable time after such notice provided mortgagee or its successor proceeds diligently to effect such cure.

15.  Mechanic's Liens.  It is expressly understood that in no event shall mechanic's liens attach to the Demised Premises by virtue of any alterations, improvements, repairs or other activities performed by, at the direction of Tenant or its agents, employees, officers or contractors.   Tenant shall post with Landlord evidence of surety, or discharge any such lien within ten (10) days of the filing of any such lien.  If Tenant does not do so, Landlord shall have the option of paying or discharging any lien which is so filed and the costs of same together with reasonable legal fees shall be charged to Tenant as Additional Rent.

16.  Estoppel Certificates.  Tenant shall, at any time and from time to time, within ten (10) days following notice by Landlord, execute, acknowledge and deliver to the Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect, or if there shall have been any modification(s) that the same is in full force and effect as modified and stating the modification(s) and the date to which Base Rent and Additional Rent have been paid in advance, stating whether or not to the best knowledge of the signer of such certificate that the Tenant is in default and, if so, specifying each such default, and certifying to such other matters as Landlord shall reasonably request.

17.  Waiver of Jury Trial.  Landlord and Tenant shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matters arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Demised Premises and any emergency, common law or statutory remedy.  Tenant further agrees that it shall not interpose any counterclaim(s) in a summary manner or in any action based upon hold over or non-payment of Base Rent or Additional Rent due Landlord hereunder.

18.  Limits of Landlord's Liability.   Notwithstanding any provision to the contrary herein, Tenant agrees that neither Landlord nor any of its partners, shareholders, members, officers, employees or agents shall have any personal liability in connection with this Lease; Tenant shall look solely to the equity of Landlord in and to the Project within which the Demised Premises are located in the event of an actual or alleged breach or default by Landlord of the provisions of this Lease, and Tenant agrees that the liability of Landlord under this Lease shall not exceed the value of such equity of Landlord in the Project within which the Demised Premises forms a part.  No other property or assets of Landlord shall be subject to levy, execution or enforcement procedures for the satisfaction of any judgment or process arising out of, or in connection with this Lease or its breach; and if Tenant shall acquire a lien on any such other property or assets of Landlord by judgment or otherwise, Tenant shall promptly release such lien on such other property or assets by executing, acknowledging and delivering to the Landlord an instrument to that effect prepared by Landlord’s attorneys.

19.  Severability.  In the event of the invalidity of any provision hereof, same shall be deemed stricken from this Lease which shall continue in full force and effect as if the offending provisions were never part hereof.

20.  Notices.  Any notice, demand, waiver, approval or consent hereunder shall be in writing, signed by all parties hereto and shall be deemed duly served if hand delivered, sent by overnight delivery service (such as UPS or Federal Express), or mailed by registered or certified mail, return receipt requested, addressed, if to Tenant, at the address of the Demised Premises or at such other address as Tenant shall have last designated by written notice to Landlord, and if addressed to Landlord, to it at the address of Landlord set forth herein or such other address as Landlord shall have last designated by written notice to Tenant.  Any such notice, demand, waiver, approval or consent shall be deemed served the earlier of actual receipt thereof, the first business day after delivery to such overnight delivery service, or two days after mailing.

21. Relationship of Parties.  This Lease creates only a Landlord and Tenant relationship between the parties and under no circumstances shall any partnership, joint venture or agency or any other relationship be created by virtue of this Lease.

22.  Memorandum of Lease.  Tenant shall not record this Lease. However, Landlord shall have the right to require Tenant to execute, acknowledge and deliver at any time after the date of this Lease a Memorandum of this Lease and Landlord shall have the right to record same. The Memorandum of Lease shall contain a clause to the effect that the Landlord may at any time there is a default hereunder and Landlord has terminated this Lease, file in the public records, an affidavit to that effect so as to evidence that the Tenant's interest in the Demised Premises was terminated.

23.  Confidentiality.  Neither Tenant nor any of its owners, directors, officers, employees, agents, representatives, or contractors shall discuss, divulge, reveal or otherwise disclose the terms of this Lease to any entity or individual, including but not limited to information relating to Rent, without the prior written consent of Landlord in each instance except in the following contexts:  (i) in compliance with Landlord's request; (ii) to Tenant’s accountants, attorneys or lenders (who shall be bound by the confidentiality provisions of this Lease); (iii) on Tenant's tax return; (iv) in Tenant's financial statements; or (v) as required by governmental authorities.

24.  Parking.  Tenant, its employees and agents shall park their motor vehicles only in those portions of the parking area designated for that purpose by Landlord.  Tenant shall, upon written notice from Landlord, within ten (10) days, furnish Landlord, or its authorized agent, the state automobile license plate numbers assigned to all motor vehicles used by its employees or others who will be regularly present at the Demised Premises.  Tenant shall not at any time park any trucks or any delivery vehicles.  Tenant shall be entitled to 15 unassigned parking spaces, based on 4 spaces per 1,000 square feet of useable space in the Demised Premises.

25.  Sign.  Landlord shall maintain a monument sign for 8A Professional Plaza, at the entrance to the Project, on which up to six (6) tenant names may be listed, in the Landlord’s discretion. Tenant shall be entitled to have its name placed on one-half of one line on both sides of the monument sign by Landlord, at Tenant’s expense, and in a style and design as may be reasonably approved by Landlord.  In addition, Landlord shall provide a suitable identification sign of such size, design and character as shall fit in the on-site directional sign which Landlord maintains for the Project or Building, at Tenant's sole cost and expense.  Tenant’s payment for all signage herein shall be due and payable within ten (10) days after installation of the sign as an item of Additional Rent.  In addition, Landlord shall provide a suitable identification sign at the entrance to the Demised Premises, in a uniform design to be used throughout Building 2, as well as directory signs in the 1st and 2nd floor vestibules, the cost for which shall be payable by Landlord.  At the expiration or earlier termination of this Lease, Landlord shall be responsible for the cost of removing the sign(s) and restoring the installation location to its condition prior to the installation of such sign.

26.  Brokerage.  Tenant represents that it has had no dealings with any real estate broker, salesperson or agent or others in connection with this Lease other than DiLeo-Bram and Co. and  Colliers International, NJ, and, if they do, Tenant covenants to pay,  hold harmless and indemnify Landlord from and against any and all claims for costs, expenses, for any fees, compensation or commissions to any other broker, salesperson, agent or others in respect of this Lease or the negotiation hereof with whom Tenant is alleged to have had dealings.  Landlord represents that it has had no dealings with any real estate broker, salesperson or agent or others in connection with this Lease other than DiLeo-Bram and Co. and Colliers International, NJ, and Landlord covenants to pay,  hold harmless and indemnify Tenant from and against any and all claims for costs, expenses, for any fees, compensation or commissions to any other broker, salesperson, agent or others in respect of this Lease or the negotiation hereof with whom Landlord is alleged to have had dealings.

27.  Late Payments.  In the event Tenant fails to pay its Base Rent or Additional Rent within five (5) calendar days following the due date, Tenant shall pay a late charge equal to the greater of (i) five (5%)percent of such overdue payment or (ii) $100.00.  Tenant agrees that said charge is reasonable and said amount shall compensate Landlord for its administrative cost.  In addition, at the option of Landlord, and in addition to any and all other remedies reserved to Landlord herein or by law, the Landlord may collect interest on any payments due hereunder from Tenant hereunder, whether in the form of Base Rent or Additional Rent, at the legal maximum rate of interest per annum, due and payable after the due date of any such payment due from Tenant to Landlord.  Interest and late charges due may be billed by Landlord to Tenant after acceptance of payment of the principal amount due without Landlord waiving its right to collect interest.

28.  Headings.  Section headings are used herein for identification only and shall not in any way affect the interpretation of the Lease.

29.  Integration.  This Agreement states the entire agreement between the parties and incorporates all prior and contemporaneous agreements and representations with respect to the subject matter hereof.  No alteration, modification, termination, waiver or release, in whole or in part of this lease, shall be effective unless in writing, signed by a duly authorized representative of each of the parties hereto or their successors or assigns.

30.  Governing Law.  This Lease Agreement shall be construed under the laws of the State of New Jersey. The parties acknowledge that each party has reviewed and revised this Lease and (i) the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Lease or any exhibits or amendment hereto, and (ii) the Lease shall be construed neither for nor against either party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.

31.  No Third Party Rights.  Nothing in this Agreement shall be interpreted as conferring any rights on any party other than the parties hereto.

32.  Environmental Law Compliance.

(A)  During the term of this Lease, Tenant shall, at Tenant's own expense, comply with all Federal or State laws, rules and regulations pertaining to the environment, hazardous substances or hazardous wastes as defined by the Federal Comprehensive Environmental Response, Liability and CleanUp Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.A. Section 1151 et seq.), the Clean Water Act of 1977 (33 U.S.C.A. Section 1251 et seq.), the New Jersey Environmental Cleanup Responsibility Act, (N.J.S.A. 13:1K6, et seq.) and the regulations promulgated thereunder, the New Jersey Spill Control Act (N.J.S.A. 13:101, et seq.) and 58:1023.11 et seq.) or any other federal, state or local environmental law, regulation or ordinance (collectively, the “Environmental Laws”), including without limitation, the  Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and the regulations promulgated thereunder and any successor legislation and regulations ("ISRA").  If required hereunder, Tenant shall, at Tenant's own expense, make all submissions to, provide all information to, and comply with all requirements of the various governmental agencies or bodies having jurisdiction, including but not limited to, the Bureau of Industrial Site Evaluation or its successor ("Bureau") of the New Jersey Department of Environmental Protection ("NJ DEP").  Tenant's obligation under ISRA shall arise only if there is a closing, termination or transferring of operations of any industrial establishment during or by reason of the termination or cancellation of this Lease  pursuant to ISRA,  or if the actions or in action’s of Tenant or its agents at the Demised Premises either directly or indirectly results in an event which, by the occurrence of same, requires compliance with ISRA or the regulations thereunder.

(B)  Provided this Lease is not previously canceled or terminated by either party or by operation of law, Tenant shall commence its submission to the Bureau in anticipation of the end of the Lease Term or Option Term, as applicable, no later than six (6) months prior to the expiration of the Lease Term or Option Term.  Tenant shall promptly furnish to Landlord true and complete copies of all documents, submissions, correspondence and oral or written communications by the Bureau to Tenant or its agents or visa versa.  Tenant shall also promptly furnish to Landlord true and complete copies of all test results and reports, if any, obtained and prepared at and around the Demised Premises.  Tenant shall notify Landlord in advance of any meetings scheduled between Tenant or its agents and the NJ DEP, and Landlord may attend all such meetings.

(C)  Should Tenant's operations at the Demised Premises be outside of those industrial operations covered by ISRA, the Tenant shall have no further obligation to obtain any ISRA clearance from NJDEP.

(D)  Should NJ DEP determine that a cleanup plan be prepared and undertaken because of a spill or discharge of a hazardous substance or waste at the Demised Premises which occurred during the Lease Term or any Option Term, Tenant shall, at Tenant's own expense, promptly take any necessary samples and prepare and submit the required cleanup plan and financial assurance, and shall promptly carry out the approved plan.

(E)  If Tenant fails to comply with any environmental law, rule or regulation; or, if available to Tenant, fails to obtain either;:  (i) a non-applicability letter; (ii) a de minimus quantity exemption; (iii) a negative declaration; or (iv) final approval of cleanup; (collectively referred to as "ISRA Clearance") from NJ DEP; or fails to clean up the Demised Premises pursuant to the above prior to the expiration of the Lease Term, then Landlord shall have the option either to consider the Lease as having ended.  If Landlord considers the lease as having ended, then Tenant shall nevertheless be obligated to promptly obtain ISRA Clearance and to fulfill the obligation set forth above regarding compliance with applicable environmental laws, rules and regulations.

(F)  For any ISRA or other submittals to environmental authorities undertaken by Landlord or its agents, at no expense to Landlord, Tenant shall promptly provide all information required or requested by Landlord for Landlord’s preparation of any ISRA or other environmental  submission and shall promptly sign such affidavits and submissions when requested or required by Landlord, if they are correct.

(G)  Tenant represents and warrants to Landlord that Tenant intends to use the premises only for the uses permitted in this Lease, and Tenant represents that it does not have a Standard Industrial Classification number within 2229 inclusive, 4649 inclusive, 51 or 76 as designated by the Standard Industrial Classifications Manual prepared by the Office of Management and Budget in the Executive Office of the President of the United States. Tenant’s use of the Demised Premises shall be restricted to said uses only unless Tenant obtains Landlord's prior written consent to any change in use.  Tenant shall notify Landlord as to any changes in Tenant's overall operation, S.I.C. number or use during the Lease Term.

(H)  Tenant shall permit Landlord and Landlord's agents and employees access to the Demised Premises for the purposes of environmental inspections and sampling during regular business hours, or during other hours in the event of any emergency.  Tenant shall not restrict access to any part of the Demised Premises, upon forty eight (48) hours or a notice, except in the event of an emergency, and Tenant shall not impose any conditions to access.

(I)  Tenant shall indemnify, defend and hold Landlord harmless from and against all claims, fines, suits, procedures, actions, proceedings, liabilities, losses, damages, penalties and costs, foreseen and unforeseen, including counsel, engineering and other professional or expert fees which Landlord may incur by reason of Tenant's action or non-action with regard to Tenant's obligations under this Lease and spills or discharges of hazardous substances or wastes at the Demised Premises during Tenant's occupancy of same and Tenant's failure to provide all information required by any environmental law or NJ DEP.  This Section 33 shall survive the expiration or earlier termination of this Lease. Tenant’s failure to abide by the terms of this Section 33 shall be restrainable by injunction.

(J) Tenant shall promptly: (i) supply Landlord with copies of all notices, reports, correspondence and submissions made by Tenant to any local, state or federal authority which requires submission of any information concerning environmental matters or hazardous wastes or substances; and (ii) notify Landlord as to any liens threatened or attached against property of Tenant or the Demised Premises pursuant to any environmental law, rule or regulation.  The event that such a lien if filed against the Demised Premises, then Tenant shall, within thirty days from the date that the lien is placed against the Demised Premises either pay the claim and remove the lien, or furnish either a bond of cash deposit in the amount of the claim out of which the lien arises, or other security satisfactory to the Landlord in an amount sufficient to discharge the claim out of which the lien arises.

(K)  Condition Precedent to Assignment and Sublease Rights, if any.  If Tenant is permitted to assign or sublease the Demised Premises pursuant to this Lease Agreement, then as a condition precedent to Tenant’s right to sublease the Demised Premises or to assign this Lease, if any, Tenant shall, at Tenant's own expense, first comply with ISRA and fulfill all of Tenant's environmental obligations under this Lease pursuant to this Section 33 which also arise upon termination of Tenant’s Lease Term.

33. Option to Lease Contiguous Space.  Tenant shall have a right of first refusal to lease additional contiguous space (either all of unit 101 or all of unit 104), provided it is vacant or becomes available during the term of the Lease.  In the event Landlord receives a bona fide offer to lease unit 101 or unit 104, which Landlord is willing to accept, Landlord shall send written notice to Tenant setting forth the terms of the Third Party offer.  Within ten (10) days after receipt of such notice, Tenant shall reply by written notice either accepting the additional space on the same terms and conditions, or rejecting the same.  Failure to respond within ten (10) days shall be deemed a rejection.  If Tenant exercises its option to lease unit 101, Landlord shall pay the cost of installing up to two (2) connections between unit 101 and the Demised Premises, but Tenant shall pay the cost of any other interior modifications to unit 101.  If Tenant exercises its option to lease unit 104 while it is unfinished, Landlord shall pay the cost of fitting out unit 104 to its standard specifications.  Tenant shall pay for any upgrades.  If Tenant exercises its option to lease unit 104 after it has been fitted out, the above terms as to unit 101 shall apply.

SIGNATURE PAGE FOLLOWS

IN WITNESS thereof the parties have set their hands and seals hereto the day first written above.

ATTEST/WITNESS:	JEN-DAR REALTY, LLC

__________________________	BY: _________________________
David E. Orron, Member

DATE SIGNED:	BY: __________________________
___________________________	William C. Moran, Jr., Member

ATTEST/WITNESS	QUADRANT 4 SYSTEMS CORPORATION

______________________________	BY: _______________________________
Nandu Thondavadi, CEO

DATE SIGNED:

_______________________________

STATE OF NEW JERSEY)
 ) SS.:
COUNTY OF MIDDLESEX )

BE IT REMEMBERED, that on this ____ day of May, 2011, before me, the subscriber, David E. Orron and William C. Moran, Jr. personally appeared who, I am satisfied, are the sole members and managers of the Landlord mentioned in the within Instrument, and thereupon they acknowledged that they signed, sealed and delivered the same as their act and deed, for the uses and purposes therein expressed.

STATE OF ILLINOIS:
    : SS.
COUNTY OF COOK:

I certify that on May                  , 2011,                                                            personally came before me and this person acknowledged under oath, to my satisfaction,    that:
 (a)  [he or she] is the subscribing witness to the signing of the attached document;
 (b)  Nandu Thondavadi signed, sealed and delivered the attached document as CEO of the corporation named in this document;
 (c)  the proper corporate seal was affixed; and
 (d)  this document was signed and made by the corporation as its voluntary act and deed by virtue of authority from its Board of Directors.

                                 , Secretary

Signed and sworn to before me
on  May        , 2011.

____________________________
Notary Public
[Stamp and Seal]

EXHIBIT "A"
SITE PLAN OF 8A PROFESSIONAL PLAZA

EXHIBIT "B"
FLOOR PLAN

EXHIBIT "C"
LANDLORD'S STANDARD WORK

 1. Construct interior in accordance with the attached plan prepared by Inside Architecture dated May 19, 2011.

 2. Architectural plans (including up to 2 meetings with Tenant) and all construction permitting.

3.  Construction specifications:
 a.  Frame with 3 5/8” ga metal studs, with 5/8” sheetrock, primed and painted.
      Interior partition walls non-insulated.  Demising and exterior walls insulated.
 b.  Solid core wood doors, primed and painted with lever locks (w/closers in bathroom).
 c.  2’ x 4’ USG Radar drop ceiling.
 d.  hot water heater, mirror, grab bars toilet paper holder, paper towel holder for bathroom.  Standard toilet and sink.
 e.  Extend HVAC ductwork throughout.  Roof mounted two zone heating/air conditioning
 f.  Extend fire sprinklers throughout.
 g.  Install standard 26 ounce glue down carpet.
 h.  New cove base throughout.
 i.  New 1/8 VCT flooring in bathroom.
 j.  GFI outlets where required.
 k.  New combination emergence/exit lights.
 l.   New T-8 2’ x 4’ lay in lights.
 m.  Standard electrical outlets and switches.
 n.  Break room to be equipped with one sink and 6’ base cabinet with laminate top.

EXHIBIT "D"
ADDITIONAL WORK TO BE PERFORMED BY LANDLORD
FOR TENANT AT TENANT'S EXPENSE

I. PURPOSE

 The purposes of this Exhibit are to identify clearly those items constituting additional work to be performed by Landlord for Tenant and the terms of Tenant's payments to Landlord for same.

II. ADDITIONAL WORK

 Tenant shall install a portable A/C unit in the server room, to be connected to the HVAC system for venting purposes at Tenant’s expense, based on Landlord’s actual cost as quoted by Landlord’s contractor.

III. PAYMENT

 See IV below.

IV.  FURTHER ADDITIONAL WORK

 1.  Telephone/Data.  During Landlord’s construction of Tenant’s build-out, Tenant and/or its employees, contractors and agents shall be entitled to enter the Demised Premises to install its telephone and data lines, at Tenant’s cost.  Tenant’s entry into the Demised Premises during the construction period shall be at Tenant’s own risk and Landlord shall not be in any way liable for any injury incurred by any employee, agent or contractor of Tenant.  Tenant’s entry shall be coordinated with Landlord and Landlord’s contractor, in order to optimize the timely and efficient completion of all work.  All such telephone/data lines shall become fixtures and shall not be removed by Tenant at the expiration of the Lease.

 2. Upgrades.  If Tenant elects to upgrade any element of the build-out, including but not limited to electrical, lighting, doors, flooring, moldings, trim, wall coverings, plumbing fixtures, electrical or a/c for the server room, etc., Tenant shall pay for such upgrades when ordered.  Any such upgrades must be selected and ordered prior to the issuance of construction permits, unless, in Landlord’s discretion, later upgrade choices will not delay completion of construction.

EXHIBIT "E"
RULES AND REGULATIONS

1.  The rights of Tenant in the entrances, corridors, walkways, and roadways leading to Building 2 are limited to ingress and egress from the Tenant’s premises for the Tenants and their employees, licensees and invitees, and no Tenant shall use, or permit the use of, the entrances, corridors, or roadways for any other purpose.  No Tenant shall encumber or obstruct, or permit the encumbrance or obstruction of any of the sidewalks, plazas, entrances, corridors, stairwells, hallways, roadways, or other public portions of the overall project.  The Landlord reserves the right to control and operate the public portions of the overall project and the public facilities, as well as facilities, furnished for the common use of the Tenants, in such manner as it deems best for the benefit of the Tenants generally.

2.  The presence of any person in the overall project or any part of it at any time who, in the judgment of the Landlord, be prejudicial to the safety, character, reputation and interests of the Landlord, the overall project or its Tenants may be denied access to the overall project or any part thereof or may be ejected therefrom.  In case of invasion, riot, public excitement or other commotion the Landlord may prevent all access to the overall project or any part thereof during the continuance of the same, by closing the doors or otherwise, for the safety of the Tenants and protection of property in the overall project.  The Landlord shall, in no way, be liable to any Tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Tenant’s premises or Building 2 or the common facilities under the provisions of this rule.

3.  No awnings or other projections of any type including air-conditioning units in, over or around the windows shall be installed by any Tenant.

4.  There shall not be used in any space, or in the public portions of the Building or the Project, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

5.  All entrance doors in each Tenant's premises shall be left locked when the Tenant's premises are not in use.  Said entrance doors shall not be left open at any time.

6.  No noise, including the playing of any musical instruments, radio or television, which in judgment of the Landlord, might disturb other Tenants shall be made or permitted by any Tenant, except as expressly approved by the Landlord in writing.  Nothing shall be done or permitted or brought into or kept in any Tenant's premises, which would impair or interfere with any of the services to Building 2, or the use or enjoyment by any other Tenant of any other premises, nor shall there be installed by any Tenant any ventilating, air conditioning, electrical or other equipment of any kind which, in the judgment of the Landlord, might cause any such impairment or interference.  No dangerous, flammable, combustible or explosive objector material shall be brought into the Building or any premises by any Tenant or with the permission of any Tenant.

7.  Tenant shall not permit any cooking (other than in a microwave oven) within the Demised Premises and shall not permit any food odors emanating within the Demised Premises to seep into other portions of Building 2.

8.  Plumbing facilities shall not be used for any purpose other than those for which they were constructed; and no sweeping, rubbish, ashes, newspaper or other substances of any kind shall be thrown into them.

9.  No signs, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside or inside of the Demised Premises without the prior written consent of Landlord which may be refused for any reason.  In the event of the violation of the foregoing by Tenant, Landlord may remove the same without any liability, and may charge the expense incurred by such removal to the Tenant, to the Demised Premises for Tenants violating this rule.  Interior signs and lettering on doors shall be inscribed, painted or affixed for each Tenant by Landlord at the expense of such Tenant, and shall be of a size, color and style acceptable to Landlord.  Landlord shall have the right to prohibit any advertising by a Tenant which impairs the reputation of the overall Project and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

10.  No additional locks or bolts or any kind shall be placed upon any of the doors or windows in any Tenant's premises and no locks on any door therein shall be changed or altered in any respect.  Duplicate keys for a Tenant’s premises shall be procured only from the Landlord, which may make a reasonable charge therefor.  Upon the termination of a Tenant's lease, all keys for the Tenant's premises shall be delivered to the Landlord.  Notwithstanding the above, should the Tenant desire any locks or bolts on any doors in the interior of the Demised Premises, Tenant shall be permitted to install such locks or bolts so long as Tenant uses a locksmith reasonably approved by Landlord and provides Landlord with keys to any and all such locks or bolts.

11.  No Tenant shall mark, paint, drill into, or in any way deface any part of Building 2 or the premises demised to such Tenant.  No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.  No Tenant shall install any resilient tile or similar floor covering in the premises demised to such Tenant except in a manner approved by Landlord.

12.  No Tenant shall use or occupy, or permit any portion of the premises demised to such Tenant to be used or occupied, as an office for a public stenographer or typist, or as a barber or manicure shop, or an employment bureau, or for any mail order business. No premises shall be used, or permitted to be used, at any time, as a restaurant, shop, bootblack or other stand, or for the conduct of any business or occupation which predominantly involves direct patronage of the general public in the premises demised to such Tenant, or for other similar purposes.

13.  The requirements of Tenants will be attended to only upon application at the office of the Landlord.  Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Landlord.

14.  Each Tenant shall, at its expense, provide artificial light in the premises demised to such Tenant for Landlord's agents, contractors and employees while performing services and making repairs or alterations in said premises.

15.  If the premises demised to any Tenant become infested with vermin, such Tenant, at its sole cost and expense, shall cause its premises to be exterminated, from time to time, to the satisfaction of Landlord, and shall employ such exterminators thereof as shall be approved by Landlord.

16.  No animals of any kind shall be brought into or kept in or about the Demised Premises, except for seeing eye dogs.

17.  Tenant shall not place a load upon any floor of the Demised Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law.

18.  Tenant will keep all business machines and mechanical equipment free of vibration and noise which may be transmitted beyond the limits of the Demised Premises.

19.  Tenant shall not remove any safe, heavy equipment or bulky matter in or out of Building 2 without Landlord's written consent, which consent Landlord agrees not to unreasonably withhold or delay.  All such movements shall be made during hours which will least interfere with the normal operations of Demised Premises, and all damage caused by such movement shall be promptly repaired by Tenant at Tenant's expense.

20.  Moving in and out of Demised Premises must be coordinated with the Landlord.  In the discretion of the Landlord, moving may be required to be done under the supervision of Landlord’s personnel.

21.  Landlord shall have the right to enter the Demised Premises for the purpose of enforcing Landlord's rights and fulfilling Landlord's obligations under the terms of this Lease.

22.  Landlord reserves the right to rescind, alter, waive or add any Rule or Regulation at any time when, in its judgment, it deems it necessary or desirable for the reputation, safety, care or appearance of the overall Project, or the preservation of good order therein, or the operation or maintenance of the overall Project or the equipment thereof, or the comfort of tenants or others.  No rescission, alteration, waiver or addition of any Rule or Regulation in favor of one Tenant shall operate as a rescission, alteration, waiver, or addition in favor of any other Tenant.